Exhibit 99.1

TSX-V: MAI	NEWS RELEASE	NASD-OTCBB: MNEAF

MINERA ANDES WELCOMES

SENIOR MINING EXECUTIVE TO BOARD

SPOKANE, WA––November 10, 2006–– Minera Andes Inc. (TSX-V: MAI and US OTC: MNEAF) is pleased to announce that Allan J. Marter, a senior executive previously with Golden Star Resources Ltd., of Littleton, CO, has joined the board of directors of Minera Andes Inc. His appointment represents an expansion of the board to six members.

“It is a pleasure to welcome Allan back to Minera Andes,” said Allen V. Ambrose, president. “He previously served Minera Andes well as a director and for a while also as chief financial officer. As Minera Andes nears production and cash flow from its San José gold/silver development in Argentina, and pursues new opportunities, Allan’s professional skills in finance and business growth become very important to us.”

Mr. Marter was at Golden Star from 1999 and recently retired as senior vice president, chief financial officer and corporate secretary for the company, which produced about 200,000 ounces of gold in Ghana in 2005, and is growing to produce 500,000 ounces in 2007.

A mining finance professional for more than 25 years, Mr. Marter is a chartered accountant and has wide business planning and financial experience with exploration companies and small to emerging mid-tier producing companies. Over a three-year period at Golden Star, he arranged more than US$200 million in financings, and assisted in growing the company from a market capitalization of $50 million to over $600 million. During his career Mr. Marter has directed and assisted equity financings, provided advisory services and assisted with debt and acquisition financing packages. He also served as president of the Northwest Mining Association in 1993.

Minera Andes is a gold, silver and copper exploration company working in Argentina. Minera Andes holds about 500,000 acres of mineral exploration land in Argentina, including the co-owned San José silver/gold project now under construction and feasibility consideration for possible mine production. Minera Andes is also exploring an enriched copper zone at its Los Azules property and is acquiring other exploration targets in southern Argentina. The Corporation presently has 153,082,116 issued and outstanding shares.

This news is submitted by Allen V. Ambrose, president and director of Minera Andes Inc.

For further information, please contact: Art Johnson at the Spokane office, or Krister A. Kottmeier, investor relations – Canada, at the Vancouver office. Visit our Web site: www.minandes.com.

Spokane Office	Vancouver Office
111 East Magnesium Rd., Suite A	410-744 West Hastings Street
Spokane, WA 99208 USA	Vancouver, B.C. V6C 1A5
Phone: (509) 921-7322	Phone: (604) 689-7017; 877-689-7018
E-mail: mineraandes@minandes.com	E-mail: ircanada@minandes.com

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS: This press release contains certain “forward-looking statements”, including, but not limited to, the statements regarding the Company’s strategic plans, evolution of mineral resources and reserves, work programs, development plans and exploration budgets at the Company’s San José Project. The forward-looking statements express, as at the date of this press release, the Company’s plans, estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, risks associated with foreign operations, environmental risks and hazards, uncertainty as to calculation of mineral reserves and other risks.

Cautionary Note to U.S. Investors: The United States Securities and Exchange Commission (the “SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral resources”, that the SEC guidelines strictly prohibit us from including in our filings with the SEC.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.